Exhibit 23.1

HERMAN BIRNBAUM

Certified Public Accountant

P.O. Box 296

Pluckemin, NJ 07978

(908) 781-9863

INDEPENDENT AUDITOR’S CONSENT

The Trustees of the Axsys Technologies, Inc. 401(k) Retirement Plan:

The undersigned hereby consents to the incorporation by reference in the Registration Statement (No. 333-60514) on Form S-3 of Axsys Technologies, Inc. of the undersigned’s report dated May 31, 2001, relating to the statements of net assets available for benefits of the Axsys Technologies, Inc. 401(k) Retirement Plan as of December 31, 2000 and the related statements of changes in net assets available for benefits for the then ended and the related supplemental schedule of assets held for investment purposes, the report which is included herein.

/s/ Herman Birnbaum	June 28, 2002
Herman Birnbaum, CPA	Date